UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Tower Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TOWER GROUP, INC.
120 Broadway, 31st Floor
New York, New York 10271

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Our Common Stock:

The Annual Meeting of Stockholders of Tower Group, Inc. (the “Company”) will be held on May 17, 2007 at 10:00 A.M. at the Millenium Hilton, 55 Church Street, New York, New York 10007 for the following purposes:

(1)         To elect two Directors;

(2)         To vote on the approval of the appointment of an independent registered public accounting firm for the year 2007; and

(3)         To consider such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 4, 2007 are entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors,

Steven G. Fauth
Secretary
April 18, 2007

TOWER GROUP, INC.

120 Broadway, 31st Floor

New York, New York 10271

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Tower Group, Inc. (the “Company”), for use at the Annual Meeting of Stockholders to be held at the Millenium Hilton, 55 Church Street,  New York, New York 10007 on May 17, 2007 at 10:00 A.M. This Proxy Statement, the foregoing Notice and the enclosed Proxy are being sent to stockholders of the Company on or about April 18, 2007.

Any proxy may be revoked at any time before it is voted by written notice mailed or delivered to the Secretary of the Company, by delivering a proxy bearing a later date or by attending the meeting and voting in person. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted in accordance with the Board of Directors’ recommendation on each proposal.

The Board of Directors knows of no other matters that are likely to be brought before the meeting other than those specified in the notice thereof. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted “FOR” the two nominees for the Board of Directors and “FOR” the approval of the appointment by the Audit Committee of the Board of Directors of Johnson Lambert & Co. LLP as the Company’s independent registered public accounting firm for the year 2007.

Stockholders of record at the close of business on April 4, 2007 are entitled to vote at the meeting. On April 4, 2007, the Company had outstanding 23,105,224 shares of common stock, $.01 par value per share. Each outstanding share of common stock is entitled to one vote and there is no cumulative voting. As to each proposal, the presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering that matter. Abstentions and broker non-votes will be counted only for the purpose of determining whether a quorum is present.

Directors will be elected by a plurality of the votes cast. As to proposal number two, the affirmative vote of the majority of the shares present (whether in person or by proxy) that are entitled to vote shall constitute approval by the stockholders.

Cost of Solicitation

The Company is soliciting proxies on its own behalf and will incur approximately $20,000 to print and mail this proxy statement. The Company will also request persons, firms and corporations holding shares in their own names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

1. ELECTION OF DIRECTORS

The Board of Directors has nominated the two persons named below, to hold office until their successors have been duly elected and qualified. The Company believes that each nominee named below will be able to serve. However, should any such nominee not be able to serve as a Director, the persons named in the proxies have advised the Company that they will vote for the election of such substitute nominee as the Board of Directors may propose.

Nominees for Director

Directors hold office in accordance with the by-laws that provide for Class I, II and III Directors. The Directors in each class serve three-year terms, with the expiration of terms staggered according to class. Officers are elected by and serve at the discretion of the Board of Directors. The following Directors have terms that expire at the 2007 Annual Meeting of Stockholders and have been nominated to stand for election as Class I Directors with terms expiring in 2010:

Name	Age	Position
Francis M. Colalucci	62	Senior Vice President, Chief Financial Officer, Treasurer and Director
Charles A. Bryan	60	Director

The names of the nominees, their principal occupation, length of service as Directors of the Company and certain other biographical information are set forth below:

Francis M. Colalucci, C.P.A.

Senior Vice President, Chief Financial Officer, Treasurer and Director

Mr. Colalucci joined the Company in February 2002 as Senior Vice President, Chief Financial Officer and Treasurer. He has been a director of the Company since March 2002. From 1996 until 2001, Mr. Colalucci was employed by the Empire Insurance Company, a property and casualty insurance company, and ultimately served as Executive Vice President, Chief Financial Officer and Treasurer in addition to being a member of that company’s Board of Directors. From 1974 to 1996, Mr. Colalucci was employed by the Continental Insurance Companies in various senior financial positions. From 1966 to 1974, Mr. Colalucci was employed by Deloitte & Touche, CPAs. Mr. Colalucci received a B.B.A. in Accounting from St. John’s University in 1966 and is a New York State licensed Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and Financial Executives International.

Charles A. Bryan, C.P.A., F.C.A.S

Director

Mr. Bryan, a Director since 2004, has been the President of CAB Consulting, LLC, an insurance consulting firm that provides general management, merger and acquisition, actuarial and accounting services since 2001. From 1998 to 2000, Mr. Bryan served as Senior Vice President and Chief Actuary for Nationwide Insurance Group. Mr. Bryan is a Fellow of the Casualty Actuarial Society, a Certified Public Accountant, and a Chartered Property and Casualty Underwriter. Mr. Bryan received an MBA in General Management, from Golden Gate University in 1970, an M.S. in Mathematics from Purdue University in 1969 and a B.S. in Mathematics from John Carroll University in 1968.

Corporate Governance

Director Independence

The Board of Directors applies the standards of the NASDAQ Stock Market (“NASDAQ”), in determining whether a Director is “independent.” The NASDAQ rules generally provide that no Director or nominee for Director qualifies as “independent” unless the Board of Directors affirmatively determines that such person has no relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. Specifically, the following persons may not be considered independent: (i) a Director or nominee for Director who is, or at any time during the past three years was, employed by the Company or by any subsidiary of the Company; (ii) a Director or nominee for Director who accepts, or has a family member who accepts, any payments from the Company or any subsidiary of the Company in excess of $100,000 during any period of twelve consecutive months within any of the past three fiscal years preceding the determination of independence  other than (1) compensation for Board or Board Committee service; (2) compensation paid to a family member who is a non-executive employee of the Company or a subsidiary of the Company or (3) benefits under a tax-qualified retirement plan, or non-discretionary compensation; (iii) a Director or nominee for Director who has a family member who is, or at any time during the past three years was, employed by the Company or any subsidiary of the Company as an executive officer; (iv) a Director or nominee for Director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (1) payments arising solely from investments in the Company’s securities or (2) payments under non-discretionary charitable contribution matching programs; (v) a Director or nominee for Director who is, or has a family member who is, employed as an executive officer of another entity at any time during the past three years where any of the executive officers of the Company serves on the compensation committee of such other entity; and (vi) a Director or nominee for Director who is, or has a family member who is, a current partner of the Company’s independent registered public accounting firm, or was a partner or employee of the Company’s independent registered public accounting firm, who worked on the Company’s audit at any time during the past three years.

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that each of the following individuals is an “independent” Director of the Company: Mr. Steven W. Schuster, Mr. Charles A. Bryan, Mr. Austin P. Young, III, Mr. Gregory T. Doyle (who resigned as a director in April 2006), and Mr. William W. Fox, Jr. As part of the Board’s process in making such determination, each such Director provided confirmation that (a) all of the above-cited objective criteria for independence are satisfied and (b) each such Director has no other relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

On July 27, 2006, the Board of Directors passed a resolution stating that independent directors shall not accept directly or indirectly any consulting, legal, advisory, or other compensatory fee from the Company or any of its subsidiaries, other than fees paid to such Director in his or her capacity as a member of the Board and its Committees.

Independent Directors

The Company’s Board of Directors has determined that a majority of its members meet NASDAQ’s standards for independence. See “Director Independence” above. The Company’s independent Directors will meet in executive session at least twice during 2007.

Audit Committee

The Company’s Board of Directors has determined that all members of the Audit Committee meet the standards of independence required of Audit Committee members by applicable NASDAQ and

United States Securities and Exchange Commission (the “SEC” or the “Commission”) rules and regulations. See “Director Independence” above.

The Board of Directors has determined that: (i) none of the members of the Audit Committee has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; (ii) all of the members of the Audit Committee are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement; and (iii) Mr. Austin P. Young, III, who previously served as an audit partner in the Houston and New York offices of KPMG Peat Marwick until 1986, is an Audit Committee financial expert. In making this last determination, the Board of Directors made a qualitative assessment of Mr. Young’s level of knowledge and experience based on a number of factors, including his formal education, past employment experience in accounting and professional certification in accounting.

The Audit Committee operates under a formal written charter adopted by the Board of Directors that governs its duties and conduct. The charter is reviewed annually for appropriate revisions. Copies of the charter can also be obtained free of charge on the Company’s web site, www.twrgrp.com, or by contacting the Company’s Corporate Secretary at the address appearing on the first page of this proxy statement.

Johnson Lambert & Co. LLP, the Company’s independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee meets with management and the Company’s independent registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, any significant deficiencies in the design or operation of internal control over financial reporting. The Audit Committee has also established procedures to enable confidential and anonymous reporting to the Audit Committee of concerns regarding accounting or auditing matters. The Company conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by the Audit Committee.

Compensation Committee

All members of the Compensation Committee have been determined to meet NASDAQ’s standards for independence. See “Director Independence” above. Further, each member is a “non-employee Director,” as defined under Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended, and an “outside Director” as defined in Treasury Regulations Section 1.162-27, promulgated under the Internal Revenue Code of 1986, as amended. The Compensation Committee operates under a formal written charter adopted by the Board of Directors that governs its duties and conduct. The charter is reviewed annually for appropriate revisions. Copies of the charter can also be obtained free of charge on the Company’s web site, www.twrgrp.com, or by contacting the Company’s Corporate Secretary at the address appearing on the first page of this proxy statement.

Corporate Governance and Nominating Committee

All members of the Corporate Governance and Nominating Committee have been determined to meet NASDAQ’s standards for independence. See “Director Independence” above. The Corporate Governance and Nominating Committee operate under a formal written charter that governs its duties and standards of performance. The charter is reviewed annually for appropriate revisions. Copies of the charter can also be obtained free of charge on the Company’s web site, www.twrgrp.com, or by contacting the Company’s Corporate Secretary at the address appearing on the first page of this proxy statement.

As part of its duties, the Corporate Governance and Nominating Committee develops and recommends to the Board of Directors corporate governance principles. The Corporate Governance and Nominating Committee also identifies and recommends individuals for Board of Directors membership. To be considered for membership on the Board of Directors, a candidate should meet the following criteria, at a minimum: a solid education, extensive business, professional or academic experience, and the requisite reputation, character, skills and judgment, which, in the Corporate Governance and Nominating Committee’s view, have prepared him or her for dealing with the multifaceted financial, business and other issues that confront a Board of Directors of a corporation with the size, complexity, reputation and success of the Company.

In connection with each of the Company’s annual meetings of stockholders, the Corporate Governance and Nominating Committee will consider candidates for Director recommended by any stockholder who (a) has been a continuous record owner of at least 2% of the Company’s common stock for at least one year prior to submission and (b) provides a written statement that the holder intends to continue ownership of the shares through the stockholder’s meeting. Such recommendations must be made by written notice addressed to the Corporate Secretary of the Company no more than 120 days and no less than 90 days prior to the anniversary of the date the Company first mailed its proxy materials for the previous year’s annual meeting of stockholders. Consequently, any such recommendation for consideration by the Corporate Governance and Nominating Committee with respect to the Company’s 2008 annual meeting of stockholders must be made no earlier than December 20, 2007 or no later than January 19, 2008.

Pursuant to the above procedures, once the Corporate Governance and Nominating Committee has identified prospective nominees, background information will be solicited on the candidates, following which they will be investigated, interviewed and evaluated by the Corporate Governance and Nominating Committee, which will then report to the Board of Directors. No distinctions will be made as between internally-recommended candidates and those recommended by stockholders.

All the Director nominees named in this proxy statement met the Board of Directors’ criteria for membership and were recommended by the Corporate Governance and Nominating Committee for election by stockholders at this Annual Meeting.

All nominees for election at this Annual Meeting were previously elected by stockholders.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to conflicts of interest, portions of which Code are intended to meet the definition of a “code of ethics” under applicable SEC rules. The Code is applicable to all Directors, officers and employees, including the principal executive officer, principal financial officer and persons performing similar functions. Copies of the Code can be obtained free of charge from the Company’s web site, www.twrgrp.com, or by contacting the Company’s Corporate Secretary at the address appearing on the first page of this proxy statement.

Communications with the Board of Directors

A stockholder, who wishes to communicate with the Board of Directors, or specific individual Directors, may do so by directing a written request addressed to such Directors or Director at the address appearing on the first page of this proxy statement. All communications directed to members of the Board of Directors will be relayed to the intended Director(s).

Additional Information Regarding the Board

Meetings.   During 2006, the Board of Directors met eight times. Each Director attended at least 75% of the total number of meetings of the Board of Directors and any committee on which such Director served. All directors were present at the annual meeting of stockholders.

Board Committees.   The Audit Committee met 7 times in 2006. Until Mr. Doyle’s resignation on April 4, 2006, the Audit Committee consisted of Messrs. Young (Chairperson), Doyle and Bryan. Mr. Fox joined the Audit Committee in April 2006 replacing Mr. Doyle. Among other duties, the Audit Committee recommends the selection of the Company’s independent registered public accounting firm; reviews and recommends action by the Board of Directors regarding the Company’s quarterly and annual reports filed with the SEC; discusses the Company’s audited financial statements with management and the independent registered public accounting firm; and reviews the scope and results of the independent audit and any internal audit.

The Compensation Committee met 9 times in 2006. Until Mr. Doyle’s resignation on April 4, 2006, the Compensation Committee consisted of Messrs. Doyle (Chairperson) and Schuster. Following Mr. Doyle’s resignation, Mr. Bryan and Mr. Fox joined Mr. Schuster on the Compensation Committee and Mr. Bryan was elected Chairperson. Among other duties, the Compensation Committee evaluates the performance of the Company’s principal officers, recommends to the Board of Directors the selection and compensation of principal officers and administers the Company’s various compensation plans.

The Corporate Governance and Nominating Committee met 6 times in 2006. The Corporate Governance and Nominating Committee is responsible for recommending to the Board of Directors candidates for nomination to the Board and consisted of Messrs. Schuster (Chairperson) and Doyle until Mr. Doyle’s resignation. Subsequently, Mr. Young and Mr. Fox were elected to the Committee.

The Company does not have a policy with regard to members of the Board of Directors attendance at annual stockholder meetings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Bryan, Fox and Schuster, none of whom were officers or employees of the Company during 2006. Mr. Gregory T. Doyle served as a member of the Compensation Committee until his resignation from the Board of Directors in April 2006 when he joined the Board of Directors of CastlePoint Holdings, Ltd. (“CastlePoint”). Mr. Doyle became the President of that company in October 2006. As described in “Transactions with Related Persons,” the Company sponsored CastlePoint and Mr. Michael Lee is the Chief Executive Officer and Chairman of the Boards of Directors of both the Company and CastlePoint. Except for that relationship, during 2006, none of the Company’s executive officers served as a Director or member of the Compensation Committee (or other board committee performing similar functions) of any entity of which Mr. Bryan, Mr. Fox, Mr. Schuster or Mr. Doyle was an executive officer, nor did any of the Company’s executive officers serve as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of such a committee, the entire Board of Directors) of any entity for which any of the Company’s Directors served as an executive officer.

The Board And Board Committees

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Charles A. Bryan*	X	CHAIR
Francis M. Colalucci
Gregory T. Doyle**	X	X	X
Steven G. Fauth
Michael H. Lee
Steven W. Schuster*		X	CHAIR
Austin P. Young, III*	CHAIR		X
William W. Fox, Jr.*	X	X	X
Number of meetings in 2006	7	9	6

*                    Independent Director

**             Resigned as an Independent Director on April 4, 2006

Transactions with Related Persons

Mr. Michael Lee, the Company’s Chairman of the Board, President and Chief Executive Officer, is also the Chairman and Chief Executive Officer of CastlePoint Holdings, Ltd. (“CastlePoint”), a Bermuda-based insurance and reinsurance holding company that the Company sponsored in 2006. Until October 2006, Mr. Lee was also the President of CastlePoint. Mr. Lee owns 500,000 shares of common stock of CastlePoint, representing 1.7% of the outstanding shares of CastlePoint. During 2006, Mr. Lee received salary and bonus of approximately $428,000 from CastlePoint and received options to purchase 840,000 common shares of CastlePoint with a fair value on the grant date (determined pursuant to FAS 123R) of approximately $3,435,600.

As part of the sponsorship and capitalization of CastlePoint, the Company invested $15 million for 2,555,000 common shares of CastlePoint. At the time of CastlePoint’s capitalization in April 2006, the Company also received a warrant to purchase additional common shares of CastlePoint. The Company recognized $0.5 million in non-recurring start-up costs during the first quarter of 2006 in connection with the formation of CastlePoint.

The Company has a strategic relationship with CastlePoint, pursuant to which the Company’s subsidiaries have entered into a number of reinsurance, pooling, service and expense sharing and program management agreements with CastlePoint and its subsidiaries. In 2006, the Company ceded approximately $157.7 million of premiums to CastlePoint Reinsurance Company, Ltd., received aggregate ceding commissions of $52.7 million (before deferral of ceding commission revenue) from CastlePoint Reinsurance, Ltd. and received fees of $0.7 million from CastlePoint Management Corp.

In addition, during 2006 the Company sold an unused shell insurance company to CastlePoint for a purchase price equal to the insurance company’s statutory surplus plus $350,000. On December 4, 2006, the Company issued 40,000 shares of preferred stock to a subsidiary of CastlePoint for gross proceeds of $40,000,000 pursuant to a preferred stock purchase agreement dated November 13, 2006. The Company paid a placement fee of $400,000 to the subsidiary of CastlePoint in connection with this transaction. These shares of preferred stock were redeemed in full in January 2007 at their $40,000,000 aggregate liquidation preference plus accrued dividends.

On July 27, 2006, the Board of Directors passed a resolution stating that independent directors shall not accept directly or indirectly any consulting, legal, advisory, or other compensatory fee from the Company or any of its subsidiaries, other than fees paid to such Director in his or her capacity as a member of the Board and its Committees.

On February 22, 2007, the Board of Directors adopted a written policy that calls for the prior review and approval by the Audit Committee of any proposed transaction (or series of transactions) between the Company and any related party, other than transactions involving a total amount less than $50,000. Under the policy, full disclosure of all facts and circumstances relating to the proposed transaction must be made to the Audit Committee which may only approve transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. Related parties are defined as executive officers, 5% stockholders, directors, director nominees and any of their immediate family members (as those terms are defined under Item 404 of Regulation S-K).

Management—Directors and Executive Officers

The table below sets forth the names, ages and positions of the Company’s Directors and executive officers:

Name	Age	Position
Michael H. Lee(3)	49	Chairman of the Board, President and Chief Executive Officer
Steven G. Fauth(2)	46	Senior Vice President, Secretary and Director
Francis M. Colalucci(1)	62	Senior Vice President, Chief Financial Officer, Treasurer and Director
Steven W. Schuster(3)	52	Director
Charles A. Bryan(1)	60	Director
William W. Fox, Jr.(3)	65	Director
Gregory T. Doyle(4)	46	Director
Austin P. Young, III(2)	66	Director
Jerome H. Kaiser	50	Senior Vice President and Chief Information Officer
Stephen L. Kibblehouse	51	Senior Vice President and General Counsel
Gary S. Maier	42	Senior Vice President, Chief Underwriting Officer
Christian K. Pechmann	57	Senior Vice President, Marketing & Distribution
Laurie Ranegar	45	Senior Vice President, Operations

(1)          Denotes Class I Director with term to expire in 2007.

(2)          Denotes Class II Director with term to expire in 2009.

(3)          Denotes Class III Director with term to expire in 2008.

(4)          Resigned as a Director on April 4, 2006.

Set forth below is certain biographical information on each of the Company’s Directors and executive officers (other than Messrs. Colalucci and Bryan, for whom such information is provided above under
“—Nominees for Director”):

Michael H. Lee

Chairman of the Board, President and Chief Executive Officer

Mr. Lee currently serves as Chairman of the Board of Directors, President and Chief Executive Officer and has held these positions at the Company since its formation in 1995 and at its subsidiaries since their formation. Prior to founding the Company’s insurance subsidiary in 1990, Mr. Lee was an attorney in private practice specializing in advising entrepreneurs on the acquisition, sale and formation of businesses in various industries. Mr. Lee received a B.A. in Economics from Rutgers University in 1980 and a J.D. from Boston College Law School in 1983. He is admitted to practice law in New York and New Jersey. Mr. Lee has worked in the insurance industry for over 17 years with experience in insurance, finance, underwriting, sales and marketing, claims management and administration and law. As previously announced on April 5, 2006, Michael H. Lee began serving as Chairman, Chief Executive Officer and President of CastlePoint Holdings, Ltd.

Steven G. Fauth

Senior Vice President, Claims, Secretary and Director

Mr. Fauth joined Tower Insurance Company of New York (“TICNY”) in 1993 as Senior Vice President, Claims and General Counsel. He has held these positions at TICNY since 1993 to June 2006 and the Company from 1995 to June 2006. In June 2006 Mr. Fauth stopped serving as General Counsel in order to focus on the growing claims department and in-house legal departments. His duties include oversight of the Claims and Legal divisions of the Company. Prior to joining the Company, Mr. Fauth was involved in all aspects of commercial litigation, with an emphasis on contract, products liability and negligence defense at the law firm of Whitman & Ransom for five years and the New York trial practice firm of Lunney & Crocco for three years. Mr. Fauth received a B.S. in Accounting from Boston College in 1982 and a J.D. from Duke University School of Law in 1985. Mr. Fauth has been a director of the Company since 1995.

Steven W. Schuster

Director

Mr. Schuster has served on the Board of Directors of the Company since 1997. Mr. Schuster has been engaged in the practice of corporate law for over 25 years and is co-chair of McLaughlin & Stern LLP’s corporate and securities department, where he has been a partner since 1995. Mr. Schuster received his B.A. from Harvard University in 1976 and his J.D. from New York University in 1980.

William W. Fox, Jr.

Director

Mr. Fox, who became a director in April 2006, has over 40 years experience in the insurance and reinsurance industry. Mr. Fox was employed by Balis & Co., Inc. and its successor, the Guy Carpenter reinsurance brokerage divisions of Marsh & McLennan Companies from 1962 through 1988, and again from 1992 through 1999. Mr. Fox had a number of positions at Balis & Co. Inc., and Guy Carpenter, including President of Balis from 1985 through 1988 and again from 1992 through 1999. Mr. Fox also served as a member of Guy Carpenter’s Executive Committee and Board of Directors, and as a Managing Director of J&H, Marsh & McLennan. Between 1992 and 1999, Mr. Fox also was the Chief Executive Officer of Excess Reinsurance Company. In 1988, Mr. Fox founded PW Reinsurance Management Company (“PW Group”), as a joint venture with Providence Washington Insurance Company (“Providence”) to underwrite reinsurance on behalf of Providence. Mr. Fox was a Senior Vice President of Providence from 1988 to 1989 and was responsible for selecting and overseeing reinsurance intermediaries. In 1989, the Baloise Insurance Group acquired Providence and appointed Mr. Fox President of the PW Group. Mr. Fox also served as a Director on the Boards of Insurance Services Offices, Legal Mutual Insurance Society of Maryland, Penn Mutual Insurance Group and Green Tree Perpetual Insurance Company. Mr. Fox is a member of the CPCU Society and holds a Pennsylvania Property and Casualty Broker’s License.

Austin P. Young, III, C.P.A.

Director

Mr. Young, a Director since 2004, currently serves as a Director and the Chairman of the Audit Committee of Administaff, Inc and Amerisafe, Inc. Previously, he served as Senior Vice President, Chief Financial Officer and Treasurer of CellStar Corporation from 1999 to December 2001, when he retired. Before joining CellStar Corporation, he served as Executive Vice President—Finance and Administration of Metamor Worldwide, Inc. from 1996 to 1999. Mr. Young also held the position of Senior Vice President and Chief Financial Officer of American General Corporation for over eight years. He was a partner in the Houston and New York offices of KPMG Peat Marwick where his career spanned 22 years before joining American General Corporation. He holds an accounting degree from the University of Texas and is also a member of the Houston and State Chapters of the Texas Society of Certified Public Accountants, the American Institute of Certified Public Accountants and Financial Executives International.

Jerome H. Kaiser, Ph.D.

Senior Vice President and Chief Information Officer

Dr. Kaiser joined the Company in February 2006 as Senior Vice President and Chief Information Officer. From 1999 to 2006, he was Director of Systems for Rothschild Inc., a private investment bank. From 1992 to 1999, he held various positions within the pharmaceutical industry including Director of Product Management at Pfizer, Inc. and before that Director of Information Management for Global Development at Hoffman-LaRoche. Prior to working in industry, Dr. Kaiser was an associate professor of physics at the University of Texas at Arlington. He also serves on the board of directors of Datatrak International (DATA). Dr. Kaiser has a Bachelor of Science degree in Theoretical Physics and a Ph.D. in Physics from the University of East Anglia.

Stephen L. Kibblehouse

Senior Vice President and General Counsel

Mr. Kibblehouse joined the Company in June 2006 as Senior Vice President and General Counsel. Prior to joining the Company, he was appointed Chief Executive Officer, General Counsel and member of the Board of Directors of Highlands Insurance Group, Inc. (“Highlands”) in November 2001 to lead that publicly-traded company through a run-off and winding up of operations. The run-off of Highlands included a reorganization of the company and certain of its non-insurance subsidiaries under Chapter 11 of the Bankruptcy Code, which was completed in 2003 and pursuant to which Mr. Kibblehouse became Liquidating Trustee of the Highlands Insurance Group Liquidating Trust. During the run-off process, a number of Highlands’ insurance subsidiaries were placed under regulatory supervision and ultimately into receivership.  Previously, Mr. Kibblehouse served in various capacities, including General Counsel and Senior Vice President, Legal & Regulatory Compliance at Highlands and its predecessor, Vik Brothers Insurance Group. From 1987 until 1993, Mr. Kibblehouse worked in private practice where he advised clients with respect to compliance with the registration, disclosure and antifraud provisions of securities laws and represented insurance companies in mergers, acquisitions and other financial transactions. Mr. Kibblehouse also worked for the U.S. Securities and Exchange Commission as an attorney in the Division of Enforcement from 1984 until 1987. Prior to practicing law, Mr. Kibblehouse began his career as a certified public accountant. Mr. Kibblehouse holds a Bachelor of Science degree in Accounting from the University of Delaware and a Juris Doctor from Villanova University School of Law.

Gary S. Maier

Senior Vice President, Chief Underwriting Officer

Mr. Maier joined the Company in June 2005. Prior to joining the Company, Mr. Maier served as Senior Vice President and Chief Underwriting Officer of OneBeacon Insurance Group in New York. In his role at OneBeacon Insurance Group, Mr. Maier managed the New York and New Jersey territories. Prior to that, Mr. Maier served as Senior Vice President and Chief Underwriting Officer of Commercial Lines for Chubb Insurance Group’s Mid-Atlantic Region in which he managed a $400 million middle-market commercial portfolio in seven states with six field offices and a regional small commercial underwriting center.

Christian K. Pechmann

Senior Vice President, Marketing & Distribution

Mr. Pechmann joined the Company in September 2003. Prior to that, Mr. Pechmann was employed in various roles at Kemper Insurance Companies for 32 years. His most recent position with that company was as Northeast Region President, responsible for management and profitability of seven operating branch offices. A 1971 graduate of Hartwick College, Mr. Pechmann received a B.A. in English.

Laurie Ranegar

Senior Vice President, Operations

Ms. Ranegar joined the Company in October 2003 as Vice President of Operations. She was promoted to Senior Vice President in January 2006.  She currently manages underwriting operations, with responsibility for policy issuance service and delivery, billing and collections, premium audit, statistical reporting and process engineering. She has 23 years of insurance industry experience. Her most recent prior experience was with Kemper Insurance where she was Regional Operations Director, responsible for underwriting operations in seven branch offices located throughout the northeast from 2002 until 2003. Prior to Kemper, Ms. Ranegar held management positions at Highlands Insurance Group, Inc. from 1996 until 2002 where she was Vice President, Claim Field Operations, responsible for technical claim handling and operations in the field claim offices and Vice President, Underwriting and Operations, responsible for a small business service center. She began her insurance career with Aetna Life and Casualty as a Liability Claim Representative in New York City. At Aetna, and subsequently Travelers, she held positions of increasing responsibility including Assistant Director responsible for the consolidation of Aetna and Travelers claim field offices. Ms. Ranegar graduated from the University of Pittsburgh with a B.A. in Economics.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 4, 2007 by: (i) each person known to the Company to own beneficially more than 5% of the outstanding common stock; (ii) each of the Company’s Directors and persons referred to in the Summary Compensation Table; and (iii) all of the Directors and executive officers as a group. As used in this table, “beneficially owned” means the sole or shared power to vote or dispose of, or to direct the voting or disposition of the shares, or the right to acquire such power within 60 days after April 4, 2007 with respect to any shares.

Name(1)	Shares Beneficially Owned(2)	Percent Beneficially Owned
Michael H. Lee(3)	2,967,883	12.69%
Steven G. Fauth(4)	90,789	*
Francis M. Colalucci(5)	31,307	*
Steven W. Schuster	5,948	*
Charles A. Bryan	9,948	*
Gregory T. Doyle(6)	0	*
William W. Fox, Jr	1,566	*
Austin P. Young, III	7,948	*
Gary S. Maier	20,122	*
Christian K. Pechmann(7)	11,440	*
Total Officers & Directors	3,161,546	13.52%

*                    Less than 1%

(1)          The named stockholders’ business address is 120 Broadway, New York, New York 10271.

(2)          To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, unless otherwise noted in the footnotes to this table.

(3)          Includes 90,000 shares issuable upon the exercise of stock options held by Mrs. Helen Lee, Mr. Michael H. Lee’s wife, and 37,800 shares issuable upon the exercise of stock options held by Mr. Lee.

(4)          Includes 66,328 shares issuable upon the exercise of stock options.

(5)          Includes 5,400 shares issuable upon the exercise of stock options.

(6)          All shares were sold before his April 4, 2006 resignation from the Board.

(7)          Includes 5,400 shares issuable upon the exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and Directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms received by the Company with respect to fiscal year 2006 or written representations from certain reporting persons during the year ended December 31, 2006, all Section 16(a) filing requirements applicable to the Directors, officers and greater than 10% stockholders were complied with by such persons, except as hereinafter described. Due to the unavailability of SEC Edgar codes, the report on Form 3 representing the initial holdings for William W. Fox, Jr. was submitted late.

Compensation Discussion And Analysis

Compensation Philosophy and Objectives

The Company’s compensation philosophy for executive officers conforms generally to its compensation philosophy for all employees. The executive compensation program is designed to attract and retain the services of highly qualified executives and to reward and provide incentives for individual performance as well as overall Company performance. The Company seeks to establish and maintain a performance-driven, entrepreneurial culture that delivers exceptional value to its stockholders. The program is also designed to attract and reward individuals who fit that culture and reflect its core values. To attract and retain highly skilled individuals, the compensation program is intended to be competitive with that offered by other employers within the industry who compete with the Company for talent.

Each executive officer’s compensation will reflect that individual’s level of responsibility, the Company’s performance, achievement of individually established goals, personal contribution to the Company’s success, experience, expertise, knowledge of the Company’s operations and the insurance industry and marketplace considerations.

Directors’ compensation is intended to attract and retain well-qualified and dedicated independent directors.

Elements of Compensation

Compensation consists of four key elements for executive officers: (i) base salary, (ii) annual cash incentive bonus, (iii) stock-based incentives and (iv) supplemental benefits, including perquisites.

Base Salaries.   The annual base salary is the fixed element of compensation and is intended to attract and retain high performing executives. The value of base salary for each of the Company’s executive officers reflects the executive officer’s position and tenure with the Company, the Company’s needs, and the executive officer’s individual performance, achievements and contributions to the Company.

Annual Cash Bonuses.   The Company’s executive officers are eligible for discretionary cash bonuses. The Chief Executive Officer provides recommendations for these annual cash bonuses. The Compensation Committee then determines the size of these short-term incentive payments as described below. For executive officers, the target bonus is expressed as a target percentage of the base salary (generally no less than 20%) or as a target bonus amount. The actual bonus earned will vary upwards or downwards depending upon the performance of the executive officer and the Company as determined by the Compensation Committee in its discretion.

Stock-Based Incentives.   The third element of compensation is a stock-based incentive plan that consists of stock option and restricted stock awards under the Company’s 2004 Long Term Equity Compensation Plan (the “Equity Compensation Plan”). The purposes of these long-term equity grants are to align the interest of the executive officers with those of the stockholders and to retain and reward the executive officers for their service. Under the Equity Compensation Plan, stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares may be granted to key employees, including executive officers of the Company. The Compensation Committee administers the Equity Compensation Plan. The Company believes that stock-based incentives emphasize the importance of improving stock price performance and increasing stockholder value over the long-term by encouraging executives to own the Company’s common stock. These stock awards and stock options are granted at 100% of the average of the highest and lowest price of the stock on the date of grant. The Compensation Committee approved only the issuance of restricted stock awards for performance in 2005 and 2006. Although no stock options were granted in 2006, options granted under the Equity Compensation Plan could be “incentive stock options,” as defined in Section 422 of the Code, or “nonqualified stock options” which are the stock options that do not qualify as incentive stock options. As of the date of this report, 46,462 restricted stock shares had been granted under the plan for performance in 2006 to executive officers. Although the Company encourages ownership by officers and directors of the Company’s stock through its equity-based awards, it does not have any stock ownership requirements for officers or Board members. Upon the occurrence of a change in control of the Company as described below, the options and stock appreciation rights issued under the Equity Compensation Plan become immediately exercisable and the restrictions on restricted stock issued under the Equity Compensation Plan lapse.

Supplemental Benefits.   Except as noted below, executive officers participate in the Company’s health, welfare and 401(k) plans on the same terms and conditions as other employees. Executive compensation also includes a limited number of supplemental benefits and perquisites for its key executives. These include an automobile allowance and club membership for the Chief Executive Officer and a supplemental medical reimbursement plan for executive officers. The Company believes that its supplemental benefits and perquisites are customary and enhance the Company’s ability to retain talented executives.

The Compensation Committee’s Process

The Compensation Committee of the Board of Directors develops and implements the Company’s executive compensation policies. The Compensation Committee is responsible for the Company’s compensation programs for its executive officers and for recommending to the Board of Directors the compensation of the Company’s Directors. The Compensation Committee is also responsible for the administration of the Equity Compensation Plan, including designating recipients, amounts and the terms of grants.

While the elements of compensation described above are considered separately, the Compensation Committee takes into account the full compensation package offered by the Company to the individual, including healthcare and other benefits.

The Committee conducts its review of executive performance and compensation on an annual basis and generally increases base salaries and makes cash bonus and equity based awards annually in the first calendar quarter based on this review. This process includes assessing the Company’s performance, the individual’s performance and comparing each executive officer’s compensation to market data for similar positions. The Committee engages an independent compensation consultant to compile the market data. Compensation adjustments can also be made during the year if circumstances are appropriate, such as when an individual is promoted or takes on additional responsibilities.  Likewise, equity based awards may be made to individuals during the year when they join the Company.

Assessment of Company Performance.   When evaluating Company performance, the Committee considers various measures including growth (measured by the increase in gross premium written), underwriting profit (measured by combined ratio), overall profitability (measured by net income and earnings per share) and increase in stockholder value (measured by return on average equity and the share price). The Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such Company performance measures collectively compared to the performance of companies in the peer group and the industry.  The Committee also takes into consideration other significant Company events (such as the recent public offering of the Company’s securities) and general economic conditions.

Assessment of Individual Performance.   The Committee considers the individual performance of each executive officer. With respect to the Chief Executive Officer, the Committee meets in executive session to conduct his performance review based upon the measures discussed above, his contribution to the Company’s performance and other leadership accomplishments.

For other executive officers, the Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer and also exercises its judgment based on the Board’s interaction with the executive officer. Factors that are evaluated to determine each executive officer’s individual contribution include his or her strategic vision, leadership and management skills, technical skills and judgment in performing his or her tasks.  In addition, executive officers, like all employees, are evaluated on how they reflect the core values of the Company—leadership, passion, hard work, teamwork, innovation, customer service, trust, flexibility, social responsibility and excellence.

Benchmarking against Peer Group.   In setting compensation, the Committee compares the elements of compensation for the Company’s executives against compensation at a peer group of publicly traded insurance companies of comparable size and complexity. The Committee retains an executive compensation consulting firm to assist it in selecting appropriate peer companies and to obtain and organize the information. The Committee selects the peer group companies after discussions with management and the consulting firm. The Committee compares the Company’s executive compensation program as a whole to the peer group and compares the compensation of individual executives if the positions are sufficiently similar to make the comparison meaningful. The Committee uses the peer group data to ensure that the compensation program, including the component elements, is competitive and as one factor into the decision on what compensation levels to set.

The executive compensation consultant, Pearl Meyer & Partners, provided reports to the Compensation Committee in January and February of 2007. These reports included salary ranges and commonly used stock-based incentives, structure and mix of compensation, design, and content of proposed annual and long term incentive plans.

Chief Executive Officer.   Mr. Lee serves as the Company’s Chairman of the Board, President, and Chief Executive Officer. In determining Mr. Lee’s compensation for 2006, the Compensation Committee applied the principles outlined above. The Company’s financial performance in 2006 was exceptional as exhibited by the following key measures: (i) the Company’s gross premium written increased 44% from $300.1 million in 2005 to $432.7 million in 2006; (ii) the net combined ratio decreased from 88.1% in 2005 to 87.6% in 2006; (iii) the net income increased 77% from $20.8 million in 2005 to $36.8 million in 2006; (iv) the earnings per share increased 77% from $1.03 to $1.82 on a fully diluted basis; and (v) the Company’s return on average equity increased from 15.1% for 2005 to 22.2% in 2006. The Compensation Committee concluded that the Company outperformed its peer group in 2006.

Mr.  Lee’s individual performance was likewise evaluated by the Committee to be superior and played a very significant role in the Company’s superior performance. Mr. Lee is responsible for developing the Company’s strategies and implementing them through his highly effective leadership of the Company. Mr. Lee’s accomplishments include having the Company sponsor and establish a strategic relationship with CastlePoint (described below) that supports the Company’s hybrid business model by providing a reliable source of reinsurance. Mr. Lee’s leadership in 2006 helped the Company complete a successful public offering of the Company’s stock in January 2007. In addition, as part of the expansion strategy, the Company executed an agreement to acquire Preserver Group, Inc. that should lay the foundation for continued profitable growth and geographic expansion in 2007.

In March 2006, the Compensation Committee approved changes to Mr. Lee’s employment agreement to account for the establishment by the Company of CastlePoint Holdings, Ltd., a Bermuda holding company. CastlePoint was formed to provide reinsurance and insurance products, as well as insurance company services, to the property and casualty insurance industry, and specifically to the Company. Mr. Lee serves as Chief Executive Officer of both the Company and CastlePoint and is expected to devote his full business time to the Company and to CastlePoint. Accordingly, the Committee took into consideration Mr. Lee’s dual Chief Executive Officer responsibilities, including the fact that he spent significant time on CastlePoint matters for which he is compensated by CastlePoint, when setting his Company compensation.

The Compensation Committee and Board of Directors determined Mr. Lee’s compensation for 2006 as follows:  Mr. Lee received cash compensation of $958,177 for 2006, consisting of an annual salary of $486,927 and a cash bonus of $471,250. For the long-term incentive component of his compensation for

2006, Mr. Lee was granted restricted stock worth $900,000 on March 1, 2007, pursuant to the Equity Compensation Plan that provides for incremental vesting over five years.

The Compensation Committee believes that Mr. Lee’s overall compensation is reasonable when compared with the compensation of chief executive officers of comparable companies, especially in view of the outstanding performance achieved by the Company in 2006.

The Committee believes Mr. Lee’s compensation strikes an appropriate balance between salary and variable compensation arrangements, consistent with the Company’s compensation policies for employees in general. The cash bonus component and stock-based incentives are tied to the Compensation Committee’s evaluation of Mr. Lee’s performance and the Company’s performance and takes into consideration the key measures described above. Time-based restricted stock awards provide additional rewards if Mr. Lee stays with the Company for the required vesting periods, and the benefit to him increases only if the holdings of other stockholders increase in value as well. A large part of Mr. Lee’s overall compensation is thus tied to Company performance and to the creation of stockholder value.

Other Named Executive Officers.   The same evaluation of the Company performance applied to the other named executive officers. On an individual basis, the Compensation Committee reviewed similar individual considerations for those officers. Beginning with the evaluations provided by the Chief Executive Officer, the Committee reviewed the performance of the other executive officers and their contribution to the Company performance and took into consideration similar positions at peer companies to arrive at the total compensation package, including the mix of overall compensation. With respect to Mr. Colalucci, the Committee took note of his contribution in connection with the Company’s sponsorship of CastlePoint, his role in the successful public offering and managing the financial department through these many changes. Messrs. Fauth, Maier and Pechmann made significant contributions to the disciplined growth of the Company.

Employment Agreements.   The Company has entered into employment agreements with certain of its executive officers. These employment agreements that are described in detail below were reviewed in prior years by the Compensation Committee with the assistance of an independent compensation consultant.

There are no change-in-control agreements or severance agreements between the Company and its executive officers other than provisions set forth in (i) the employment agreements between the Company and its executive officers and (ii) the Equity Compensation Plan.

2005 Compensation.   The process used by the Compensation Committee in the first quarter of 2006 to evaluate the compensation of executive officers for their performance in 2005 was essentially the same as that described above. The Compensation Committee evaluated the Company’s and the executive officers’ performance compared to a peer group selected with the assistance of an independent consulting firm. The Committee awarded the following cash bonuses in 2006 for performance in 2005: Michael H. Lee - $350,000; Francis M. Colalucci - $65,625; Steven G. Fauth - $73,222; Gary S. Maier - $21,500; Christian K. Pechmann - $50,000. The amount of equity awards are set forth in Grants of Plan Based Awards table below.

Section 162(m) Limitations.   Under Section 162(m) of the Code, a tax deduction by corporate taxpayers, such as the Company, is limited to $1,000,000 with respect to the compensation of certain executive officers, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Mr. Lee’s stock-based compensation for 2005 and 2006 is subject to an exemption from the limitation as the Company’s 2004 Long Term Equity Compensation Plan was adopted prior to the Company’s initial public offering and within the past three years. His cash salary and cash bonus currently aggregate less than $1,000,000 and each of the other executive officers’ aggregate compensation is less than $1,000,000. The Compensation Committee intends to qualify compensation paid to the Company’s executive officers for deductibility by the Company under Section 162(m).

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2007 Annual Meeting.

The Compensation Committee

Charles A. Bryan, Chairman
William W. Fox, Jr.
Steven W. Schuster

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non- Equity Incentive Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total
Michael H. Lee	2006	$486,927	$471,250	$418,855	$59,674	n/a	n/a	$58,397	$1,495,103
Chairman of the Board
President and Chief
Executive Officer
Francis M. Colalucci	2006	286,571	116,004	67,161	8,525	n/a	n/a	17,508	495,769
Senior Vice President
Chief Financial Officer
Treasurer and Director
Steven G. Fauth	2006	292,890	175,734	37,663	9,987	n/a	n/a	8,905	525,179
Senior Vice President
Secretary and Director
Gary S. Maier	2006	242,731	106,000	6,450	0	n/a	n/a	8,657	363,838
Senior Vice President
Chief Underwriting Officer
Christian K. Pechmann	2006	250,000	75,000	7,500	8,525	n/a	n/a	11,280	352,305
Senior Vice President
Marketing & Distribution

(1)    Represents the 2006 SFAS 123R accounting expense of equity awards without regard to forfeiture. See Note 11 “Equity Compensation Plans,” in the Notes to the Company’s Consolidated Financial Statements included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for the assumptions used to determine the compensation costs associated with stock and option awards that the Company expensed in 2006. Does not represent value of awards made for performance during 2006.

(2) See the All Other Compensation table for additional information.

The following table describes each component of the All Other Compensation column in the Summary Compensation Table above.

All Other Compensation Table

Name and Principal Position	Year	Country Club Dues	Car Allowance	Garage Allowance	Officer Medical Reimbursement	401 K Match Expense	Term Life Ins Premium	Dividends on Restricted Stock	All Other Compensation
Michael H. Lee	2006	$9,964	$12,000	$10,310	$5,000	$7,500	$1,008	$12,615	$58,397
Francis M. Colalucci	2006	0	0	0	5,000	10,000	1,008	1,500	17,508
Steven G. Fauth	2006	0	0	0	0	7,500	1,008	397	8,905
Gary S. Maier	2006	0	0	0	0	7,500	924	233	8,657
Christian K. Pechmann	2006	0	0	0	0	10,000	1,008	272	11,280

EMPLOYMENT AGREEMENTS

Chief Executive Officer.   Under Mr. Lee’s employment agreement, dated as of August 1, 2004, Mr. Lee has agreed to serve as the Company’s Chairman of the Board, President and Chief Executive Officer. Mr. Lee’s term of service under this agreement continues for five years followed by automatic additional one-year terms unless notice not to extend the term is provided by the Company or Mr. Lee at least one year prior to the end of the term. Mr. Lee receives an annual base salary of $525,000 and an annual incentive bonus, to be determined by the Board of Directors, with the target bonus being $350,000. Mr. Lee’s salary and target annual bonus are subject to review for increase at the discretion of the Board of Directors or a committee of the Board of Directors. Mr. Lee may also participate in certain executive benefit plans, which may include a paid country club membership up to $10,000 annually and a monthly car allowance up to $1,000. Mr. Lee may also participate in the Company’s long-term incentive plans. As announced in the Company’s press releases of February 28, 2006 and April 5, 2006, Mr. Lee will serve as Chairman and Chief Executive Officer of Tower Group, Inc, and CastlePoint Holdings, Ltd. a Bermuda based holding company that the Company has sponsored. This resulted in an amendment, effective April 1, 2006, to Mr. Lee’s employment agreement with the Company for 2006 that reduces his annual base salary to $471,250 and increases his annual target bonus to $362,500. On March 1, 2007, Mr. Lee’s base salary was increased to $500,000.

If Mr. Lee’s employment terminates as a result of disability or death, Mr. Lee’s employment agreement automatically terminates, and he or his designated beneficiary or administrator, as applicable, is entitled to accrued salary through the termination date and a prorated target bonus. Additionally, all of Mr. Lee’s stock-based awards will vest and his stock options will remain exercisable for one year after the date his employment terminates (or until the last day of the stock option term, whichever occurs first).

If the Company terminates Mr. Lee’s employment agreement for cause, which includes conviction of, or Mr. Lee’s pleading nolo contendre to, a crime involving moral turpitude or a felony, gross negligence or gross misconduct, all of the Company’s obligations under the agreement cease. Mr. Lee will only be entitled to receive his accrued base salary and all outstanding incentive awards are forfeited. If Mr. Lee voluntarily terminates his employment agreement with the Company without good reason and not due to death, disability or retirement, all of the Company’s obligations under the agreement cease, and Mr. Lee will be entitled to receive his accrued base salary plus a prorated target bonus. In the case of voluntary termination, Mr. Lee will have three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All unvested incentive awards are forfeited.

If the Company terminates Mr. Lee’s employment without cause or if Mr. Lee terminates his employment with good reason, as defined in the employment agreement, then Mr. Lee is entitled to (i) his accrued base salary and a prorated target bonus, (ii) a cash severance payment equal to 300% of the sum of his annual base salary and the highest annual bonus paid to him within the preceding three years, (iii) the continuation of life, accident and health insurance coverage for three years and (iv) at least three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. If the Company terminates Mr. Lee’s employment agreement without cause, or if Mr. Lee terminates his employment with good reason, in anticipation of, or within the 24-month period following, a change in control, as defined in the employment agreement, Mr. Lee is also entitled to receive the foregoing benefits and an immediate vesting of his previously unvested stock awards. The employment agreement also provides for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans result in the imposition of an excise tax under section 4999 of the Internal Revenue Code.

If Mr. Lee retires, he receives his accrued base salary, a prorated target bonus, applicable retiree benefits and vesting of previously unvested stock awards and his stock options will remain exercisable for the full option term. Mr. Lee will be eligible to retire for purposes of his employment agreement upon attainment of age 55 with 15 years of service.

Mr. Lee is also subject, under the terms of his employment agreement, to non-competition provisions in the states of New York and New Jersey and to non-solicitation provisions for a period of two years after termination of employment, along with ongoing confidentiality and non-disclosure requirements.

Other Executive Officers—Steven G. Fauth.   Under Mr. Fauth’s employment agreement, dated as of August 1, 2004, Mr. Fauth has agreed to serve as Senior Vice President, Claims and General Counsel and/or in such other positions as the Company may assign. Mr. Fauth’s term of service under this agreement continues for two years followed by automatic additional one-year terms unless notice not to extend the term is provided by the Company or Mr. Fauth at least one year prior to the end of the term. Mr. Fauth receives a minimum annual base salary of $292,890 and an annual incentive bonus, to be determined by the Board of Directors, with the target bonus being 20% of his annual base salary. Mr. Fauth’s salary and target annual bonus are subject to review for increase at the discretion of the Board of Directors or a committee of the Board of Directors, however, they cannot be decreased below $292,890 and 20% respectively. Mr. Fauth may also participate in the Company’s long-term incentive plans.

If Mr. Fauth’s employment terminates as a result of disability or death, Mr. Fauth’s employment agreement automatically terminates, and he or his designated beneficiary or administrator, as applicable, is entitled to accrued salary through the termination date and a prorated target bonus. Additionally, all of Mr. Fauth’s stock-based awards will vest and his stock options will remain exercisable for one year after the date his employment terminates (or until the last day of the stock option term, whichever occurs first).

If the Company terminates Mr. Fauth’s employment agreement for cause, which includes conviction of, or Mr. Fauth’s pleading nolo contendre to, a crime involving moral turpitude or a felony, gross negligence or gross misconduct, or if Mr. Fauth voluntarily terminates his employment agreement with the Company, all of the Company’s obligations under the agreement cease and Mr. Fauth will only be entitled to receive his accrued base salary. In the case of termination for cause, all outstanding incentive awards are forfeited. In the case of voluntary termination, Mr. Fauth will have three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options, while all unvested incentive awards are forfeited.

If the Company terminates Mr. Fauth’s employment without cause or if Mr. Fauth terminates his employment with good reason, as defined in the employment agreement, then Mr. Fauth is entitled to (i) his accrued base salary and a prorated target bonus, (ii) a cash severance payment equal to 150% (200% if Mr. Fauth has been employed at least fifteen years when his employment terminates) of the sum of his annual base salary and his target annual bonus, (iii) the continuation of life, accident and health insurance coverage for one and one-half years (two years if Mr. Fauth has been employed at least fifteen years when his employment terminates) and (iv) at least three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. If the Company terminates Mr. Fauth’s employment agreement without cause, or if Mr. Fauth terminates his employment with good reason, in anticipation of, or within the 24-month period following, a change in control, as defined in the employment agreement, Mr. Fauth is also entitled to receive the foregoing benefits, except that he receives two times his annual base salary and target annual bonus and his life, accident and health benefits are continued for two years, regardless of the number of years he has been employed, and he is also entitled to immediate vesting of his previously unvested stock awards. The employment agreement also provides for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans result in the imposition of an excise tax under section 4999 of the Internal Revenue Code.

If Mr. Fauth retires, he receives his accrued base salary through the termination date, applicable retiree benefits and vesting of previously unvested stock awards and his stock options will remain exercisable for the full option term. Mr. Fauth will be eligible to retire for purposes of his employment agreement upon attainment of age 55 with 15 years of service.

Mr. Fauth is also subject under the terms of his employment agreement to non-competition provisions in the states of New York and New Jersey and non-solicitation provisions for a period of one year after termination of employment (or for a period of two years after termination of employment if Mr. Fauth receives change in control related severance payments), along with ongoing confidentiality and non-disclosure requirements.

Francis M. Colalucci and Christian K. Pechmann.   Under their respective employment agreements, each dated as of August 1, 2004, Messrs. Colalucci and Pechmann have agreed to serve as the Company’s Chief Financial Officer and Senior Vice President of Underwriting Operations, respectively and/or in such other positions as the Company may assign. The term of service under the agreements of each of Messrs. Colalucci and Pechmann continues for one year, followed by automatic additional one-year terms unless a notice not to extend the term is provided by the Company or the employee at least three months prior to the end of the term. Messrs. Colalucci and Pechmann receive a minimum annual base salary and an annual incentive bonus, to be determined by the Board of Directors, with the target bonus of 20% of the annual base salary. Each salary and target annual bonus are subject to review for increase at the discretion of the Board of Directors or a committee of the Board of Directors, however, they cannot be decreased below the salaries and target bonus percentages stated above. Each of Messrs. Colalucci and Pechmann may also participate in the Company’s long-term incentive plans. Mr. Colalucci’s and Mr. Pechmann’s current annual base salary are $325,000 and $250,000, respectively.

If the Company terminates the employment of either Messrs. Colalucci or Pechmann without cause or if either of them terminates his employment with good reason, as defined in the employment agreement, then the terminated employee is entitled to (i) his accrued base salary and a prorated target bonus, (ii) a cash severance payment equal to 50% (100% if the employee has been employed at least three years when his employment terminates) of the sum of his annual base salary and his target annual bonus, (iii) the continuation of health and welfare benefits for six months (one year if the employee has been employed at least three years when his employment terminates) and (iv) three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. If the Company terminates the employment agreement without cause, or if either Messrs. Colalucci or Pechmann terminates his employment with good reason, in anticipation of, or within the 24-month period following, a change in control as defined in the employment agreement, he is also entitled to receive the foregoing benefits and is also entitled to immediate vesting of his previously unvested stock awards. The employment agreements also provide for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans result in the imposition of an excise tax under section 4999 of the Internal Revenue Code.

The retirement benefits provided under the agreements are the same as under Mr. Fauth’s agreement. Messrs. Colalucci and Pechmann will be eligible to retire for purposes of their employment agreements upon attainment of age 62.

Messrs. Colalucci and Pechmann are also subject under the terms of their respective employment agreements to non-competition provisions in the states of New York and New Jersey and non-solicitation provisions for a period of six months after the termination of their employment (or one year if employed at the Company for at least three years and if the Senior Vice President receives severance payments), along with ongoing confidentiality and non-disclosure requirements.

The following table provides information about awards made to the named executive officers under the Company’s 2004 Long Term Equity Compensation Plan in 2006.

GRANTS OF PLAN-BASED AWARDS IN 2006

			Grant
		All	Date
		Other	Fair
		Stock	Value
		Awards:	of
		Number	Stock
Name	Grant	of	Awards
(a)	Date	Shares	(3)
Michael H. Lee(1),(2)	3/31/06	15,191	$350,000
Francis M. Colalucci(1),(2)	3/31/06	2,848	65,625
Steven G. Fauth(1)	3/31/06	3,178	73,222
Gary S. Maier(1),(2)	3/31/06	1,866	43,000
Christian K. Pechmann(1),(2)	3/31/06	2,170	50,000

(1)          The March 31, 2006 restricted stock shares granted vest: 20% on March 31, 2007, 20% on March 31, 2008, 20% on March 31, 2009, 20% on March 31, 2010 and 20% on March 31, 2011. The Company pays dividends on unvested outstanding restricted stock shares.

(2)          On March 1, 2007 Mr. Michael Lee was granted 27,645 restricted stock shares with a grant date fair value of $900,000; Mr. Francis Colalucci was granted 6,266 restricted stock shares with a grant date fair value of $204,004; Mr. Gary Maier was granted 3,256 restricted stock shares with a grant date fair value of $106,000 and Mr. Christian Pechmann was granted 2,304 restricted stock shares with a grant date fair value of $75,000. The March 1, 2007 restricted stock shares granted vest: 20% on March 1, 2008, 20% on March 1, 2009, 20% on March 1, 2010, 20% on March 1, 2011 and 20% on March 1, 2012. The Company pays dividends on unvested outstanding restricted stock shares.

(3)          This amount reflects the grant date fair value in accordance with SFAS 123R.

The following table provides information on the named executive officers. The table includes exercisable and unexercisable stock options and unvested shares of restricted stock.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
Michael H. Lee(1)	January 1, 2001	90,000		$2.78	January 1, 2011
Michael H. Lee(2)	September 29, 2004	37,800	56,700	$8.50	September 29, 2014
Michael H. Lee(3)						May 5, 2004	65,944	$2,048,880
Michael H. Lee(2)						March 31, 2006	15,191	471,984
Francis M. Colalucci(2)	September 29, 2004	5,400	8,100	$8.50	September 29, 2014
Francis M. Colalucci(4)						March 31, 2005	4,000	124,280
Francis M. Colalucci(2)						March 31, 2006	2,848	88,487
Steven G. Fauth(5)	January 1, 2001	60,000		$2.78	January 1, 2011
Steven G. Fauth(2)	September 29, 2004	6,327	9,489	$8.50	September 29, 2014
Steven G. Fauth(2)						March 31, 2006	3,178	98,740
Gary S. Maier(2)						March 31, 2006	1,866	57,977
Christian K. Pechmann(2)	September 29, 2004	5,400	8,100	$8.50	September 29, 2014
Christian K. Pechmann(2)						March 31, 2006	2,170	67,422

(1)                These options are held by Mrs. Helen Lee, Mr. Lee’s wife. These options were fully vested on grant date.

(2)                Vests 20% per year on each anniversary of the date of grant.

(3)                Vests 25% per year on each anniversary of the date of grant.

(4)                Vests 33% per year on each anniversary of the date of grant.

(5)                These options were fully vested on grant date.

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	409,129	$5.34	874,883
Equity compensation plans not approved by security holders	—	—	—
Total	409,129	$5.34	874,883

The following table provides information with respect to stock options that were exercised and restricted stock shares that vested during 2006 by the named executive officers.

OPTION EXERCISES AND STOCK VESTED IN 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael H. Lee(1)	—	—	32,972	$956,518
Francis M. Colalucci(2)	—	—	2,000	46,080
Francis M. Colalucci(3)	—	—	2,198	63,764
Francis M. Colalucci(4)	—	—	4,397	154,818
Steven G. Fauth(5)	30,000	$763,497	—	—

(1)                On May 5, 2006 Mr. Lee acquired 32,972 shares with a market price of $29.01 upon the lapse of Restricted Stock Shares.

(2)                On March 31, 2006 Mr. Colalucci acquired 2,000 shares with a market price of $23.04 upon the lapse of Restricted Stock Shares.

(3)                On May 5, 2006 Mr. Colalucci acquired 2,198 shares with a market price of $29.01 upon the lapse of Restricted Stock Shares.

(4)                On October 20, 2006 Mr. Colalucci acquired 4,397 shares with a market price of $35.21 upon the lapse of Restricted Stock Shares.

(5)                On May 10, 2006 Mr. Fauth exercised 30,000 stock options with an exercise price of $2.78 and market price of $28.23.

The following table provides information with respect to the potential payments to the Company’s named executive officers upon termination of their employment without cause by the Company for good reason by the named executive officers as these terms are defined in their respective employment agreements described previously. The table assumes a December 31, 2006 termination.

POTENTIAL PAYMENT ON TERMINATION—NO CHANGE OF CONTROL

Name	Salary Continuance or Severance	Benefits And Perquisites (1)	Accelerated Option Vesting	Accelerated Share Vesting	Excise Tax Gross Up (2)	Total
Michael H. Lee	$3,345,781	$43,428	N/A	N/A	N/A	$3,389,209
Francis M. Colalucci	518,579	10,672	N/A	N/A	N/A	529,251
Steven G. Fauth	1,112,982	21,344	N/A	N/A	N/A	1,134,326
Christian K. Pechmann	400,000	14,476	N/A	N/A	N/A	414,476

(1)             Includes medical, dental, vision, basic group term life and long-term disability insurance.

(2)             The employment agreement for each named executive officer provides for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans result in  the imposition of an excise tax under section 4999 of the Internal Revenue Code.

The following table provides information with respect to potential payments to the Company’s named executive officers upon termination of their employment in connection with a change in control of the Company as that term is defined in their employment agreements. The table assumes a December 31, 2006 termination.

POTENTIAL PAYMENT ON TERMINATION—CHANGE OF CONTROL

Name	Salary Continuance or Severance	Benefits and Perquisites	Accelerated Option Vesting(1)	Accelerated Share Vesting(2)	Excise Tax Gross Up(3)	Total
Michael H. Lee	$3,345,781	$43,428	$1,279,719	$2,520,864	$1,356,846	$8,546,638
Francis M. Colalucci	518,579	10,672	182,817	212,767	0	924,835
Steven G. Fauth	1,112,982	21,344	214,167	98,740	0	1,447,233
Christian K. Pechmann	400,000	14,476	182,817	67,422	0	664,715

(1)             Reflects the in-the -money value of unvested stock options  based on an assumed 12/31/06 year-end stock price of $31.07.

(2)             Reflects the face value of unvested restricted stock based on an assumed 12/31/06 year-end stock price of $31.07.

(3)             The employment agreement for each named executive officer provides for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans result in the imposition of an excise tax under section 4999 of the Internal Revenue Code.

Upon the occurrence of a change of control, options issued under 2004 Long Term Equity Compensation Plan become immediately exercisable and the period of restriction for any restricted stock issued under that Plan lapses. A change in control is defined under the 2004 Long Term Equity Compensation Plan  to mean any of the following events:  (a) any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as the ownership of stock of the Company) that is not on August 26, 2004 the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company’s then outstanding securities becomes after August 26, 2004 the beneficial owner, directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company’s then outstanding securities; (b) individuals who, as of August 26, 2004, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this definition, considered as though such person were a member of the Incumbent Board; (c) consummation of a merger, consolidation, reorganization, share exchange or similar transaction (a “Transaction”) of the Company with any other entity, other than (i) a Transaction that would result in the voting securities of the Company outstanding immediately prior thereto directly or indirectly continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or a parent company) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity or parent company outstanding immediately after such Transaction or (ii) a Transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 20% of the combined voting power of the Company’s then outstanding securities; (d) the sale, transfer or other disposition (in one transaction or a series of related transactions) of more than 50% of the operating assets of the Company; or (e) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company.

Under the executive officer’s employment agreement, if his employment terminates as a result of disability or death, the officer or representative is entitled to accrued base salary through the termination date and a prorated target bonus and all equity-based awards vest as of the termination date and are exercisable for one year from that date. Figures are not provided for the financial effect of a termination for cause as that term is defined in the executive officer’s employment agreement because the executive officers are not entitled to further benefits or compensation following such a termination.

The following table provides the amount of compensation paid to the non-employee directors of the Company for 2006.

DIRECTOR COMPENSATION FOR 2006

	Fees Earned		All
	or Paid	Stock	Other
Name	in Cash	Awards	Compensation	Total
Charles A. Bryan	$41,350	$23,070	$4,955	$69,375
Austin P. Young, III	42,850	23,070	8,422	74,342
Steven W. Schuster	46,600	23,070	0	69,670
William W. Fox, Jr.(3)	27,750	0	3,142	30,892
Gregory T.Doyle(4)	19,225	4,320	0	23,545

(1)          Represents the 2006 SFAS 123R accounting expense of equity awards without regard to forfeiture assumptions. See Note 11 “Equity Compensation Plans,” in the Notes to the Company’s Consolidated Financial Statements included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for the assumptions used to determine the compensation costs associated with stock awards that the Company expensed in 2006. As of December 31, 2006, Mr. Bryan held 1,085 restricted stock shares that vested on March 31, 2007; Young held 1,085 restricted stock shares that vested on March 31, 2007 and Mr. Schuster held 1,085 restricted stock shares that vested on March 31, 2007.

(2)          Represents travel and expense reimbursement.

(3)          Became a Director on April 7, 2006.

(4)          Resigned as a Director on April 4, 2006.

Non-Employee Director Compensation

Directors’ fees paid to non-employee directors are designed to compensate directors for time spent on Company matters. Stock-based awards are designed to align the directors’ interests with those of the stockholders and to remain competitive with other companies in attracting and retaining well-qualified directors. Non-employee Directors receive annual compensation of $20,000 plus $1,500 for each Board of Directors meeting attended and $1,125 for each Committee meeting attended. Committee Chairmen also receive an annual fee of $4,000. Directors also received $25,000 in fair value of restricted stock which vests in one year from the date granted on April 1, 2006. Directors are reimbursed for expenses of traveling to and from the Board and Committee meetings.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) has been appointed by the Board of Directors to assist the Board of Directors in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes and audits of the financial statements of the Company. The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. The charter is available on the Company’s website. The Committee has furnished the following report for 2006.

Management has the primary responsibility for establishing and maintaining adequate internal financial control for preparing the financial statements and for the public reporting process. Johnson Lambert & Co. LLP, the Company’s 2006 independent registered public accounting firm, is responsible for expressing its opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, Johnson Lambert & Co. LLP will express its own opinion on the effectiveness of the Company’s internal control over financial reporting.

The Committee has reviewed and discussed with management and with the independent registered public accounting firm the audited financial statements for the year ended December 31, 2006, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Johnson Lambert & Co. LLP’s evaluation of the Company’s internal control over financial reporting. The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

The Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect, and the Committee has discussed with the independent registered public accounting firm that firm’s independence. The Committee has also considered the compatibility of the provision for non-audit services with the independent registered public accounting firm’s independence.

Based on the Committee’s reviews and discussions referred to above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

This report is provided by the following independent directors, who constitute the committee:

Austin P. Young, III, Chairman
Charles A. Bryan
William W. Fox, Jr.

PRE-APPROVAL POLICY FOR SERVICES OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT

The Committee is required to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, both as to the permissibility of the auditors performing such services and to the amount of fees to be paid in connection therewith, subject to certain de minimis exceptions for which the Committee’s approval is required prior to completion of the audit. The Committee may delegate pre-approval authority to one or more of its members when appropriate, provided that the decisions of such members to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting. Policies and procedures for the pre-approval of audit and permissible non-audit services must be detailed as to the particular service. The Committee must be informed of each service rendered pursuant to any such policies or procedures.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT’S FEES

The aggregate fees billed for professional services by Johnson Lambert & Co. LLP in 2006 and 2005 for these various services were:

Type of Fees	2006	2005
Audit fees	$906,000	$890,000
Audit-related fees	24,000	22,000
Tax fees	—	—
All other fees	—	14,000
Total	$930,000	$926,000

In the above table, in accordance with the SEC’s definitions and rules, “Audit fees” are fees that are billed or expected to be billed by Johnson Lambert & Co. LLP for the audit of annual financial statements included in the Form 10-K, the review of financial statements included in the Form 10-Q’s, the internal control in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, comfort letters, consents and statutory audits.

“Audit-related fees” are fees billed for employee benefit plan audits. “Tax fees” are fees billed for tax compliance, tax advice and tax planning. “All other fees” are for any services not included in the first three categories.

The Audit Committee has retained Johnson Lambert & Co. LLP to audit the consolidated financial statements and internal controls over financial reporting for 2006 and to attest to management’s report on internal controls over financial reporting. In addition, the audit committee has retained Johnson Lambert & Co. LLP as well as other accounting firms, to provide other auditing and advisory services in 2006. When Johnson Lambert & Co. LLP’s proposed services are consistent with the Securities and Exchange Commission’s rules on auditor independence and other applicable laws, the Audit Committee considers whether Johnson Lambert & Co. LLP is best positioned to provide these services efficiently. The Audit Committee has also adopted procedures to pre-approve all non-audit related work performed by Johnson Lambert & Co. LLP. Specifically, the Audit Committee has pre-approved the use of Johnson Lambert & Co. LLP to perform procedures with respect to the Company’s registration statements filed with the Securities and Exchange Commission.

2. APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to the stockholders’ approval, the Audit Committee has appointed the firm of Johnson Lambert & Co. LLP, which served as the Company’s independent registered public accounting firm for 2006, to serve as the Company’s independent registered public accounting firm for 2007. If the stockholders do not approve this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting, other independent registered public accounting firms will be considered by the Audit Committee.

A representative of Johnson Lambert & Co. LLP is expected to be present at the meeting and will have the opportunity to make a statement if the representative desires to do so. The representative is also expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR this proposal

STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented at the 2008 Annual Meeting must be received at the Company’s principal executive office by December 20, 2007 for consideration of inclusion in the Proxy Statement and form of Proxy related to that Meeting. The proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission. A stockholder proposal submitted after March 4, 2008 will be considered untimely.

☐	V DETACH PROXY CARD HERE V

Please Sign, Date and Return
the Proxy Card Promptly	☒
Using the Enclosed Envelope.	Votes must be indicated
(x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. Election of Directors
BOARD RECOMMENDS				BOARD RECOMMENDS	FOR	AGAINST	ABSTAIN
FOR	WITHHOLD	Francis M. Colalucci	2. Auditor Ratification
☐	☐			FOR	☐	☐	☐

FOR	WITHHOLD		To change your address, please mark this box and hand-write address correction on card.
☐	☐	Charles A. Bryan					☐
The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is voted, such shares will be voted FOR Items 1 and 2.

S C A N L I N E

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

			Date	Share Owner sign here		Co-Owner sign here

TOWER GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael H. Lee, Steven G. Fauth and Francis M. Colalucci, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at the Millenium Hilton, 55 Church Street, New York, New York on Thursday, May 17, 2007, at 10:00 a.m., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

ANNUAL MEETING OF STOCKHOLDERS MAY 17, 2007

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Proposals 1 and 2. The full text of the proposals and position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.

IMPORTANT: YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES TODAY.

TOWER GROUP, INC.
P.O. BOX 11222
NEW YORK, N.Y. 10203-0222